Exhibit 23.2

December 12, 2016

Board of Directors

PCSB Financial Corporation

Board of Trustees

PCSB Bank

2651 Strang Boulevard, Suite 100

Yorktown Heights, New York 10598

Members of the Board Directors and the Board of Trustees:

We hereby consent to the use of our firm’s name in the Notice of Intent to Convert, and any amendments thereto, to be filed with Federal Deposit Insurance Corporation, in the Application for Conversion on Form 86-AC, and any amendments thereto, to be filed with the New York State Department of Financial Services, and in the Registration Statement on Form S-1, and any amendments thereto, to be filed with the Securities and Exchange Commission. We also hereby consent to the inclusion of, summary of and references to our Valuation Appraisal Report and any Valuation Appraisal Report Updates in such filings including the prospectus of PCSB Financial Corporation. We also consent to the reference to our firm being named as an expert in the prospectus.

Sincerely,
RP® FINANCIAL, LC.

Washington Headquarters
Three Ballston Plaza 1100 North Glebe Road, Suite 600 Arlington, VA 22201 www.rpfinancial.com	Telephone: (703) 528-1700 Fax No.: (703) 528-1788 Toll-Free No.: (866) 723-0594 E-Mail: mail@rpfinancial.com